Exhibit 99.1

PRESS RELEASE

Contact: Carole Collins
Investor Relations Director
(770)  248-9600

Federal Court Agrees with InterCept That Two Directors
Are Up For Election
At Upcoming Annual Meeting

ATLANTA, GA – April 30, 2004 – InterCept, Inc. (NASDAQ – ICPT) announced today that the Federal District Court in Atlanta has confirmed that only two of six Board seats will be up for election at InterCept’s 2004 annual meeting, not four board seats as dissident shareholder JANA Partners LLC had contended. JANA has now announced that it has conceded the issue and, consistent with the Court’s opinion, will nominate only two individuals for election.

A hearing was held on April 28, 2004 to consider InterCept’s application for a temporary restraining order and preliminary injunction against JANA Partners. In an order issued by the Federal District Court on April 29, 2004, the Court stated its view that only the two Class III directors positions are up for election at the 2004 annual meeting of InterCept, while concluding that injunctive relief was not available in the circumstances. The Court also ruled that, if JANA submits shareholder proposals to be considered at the InterCept annual meeting no later than five days of the entry of the order, those proposals will be considered timely even though they are made after the deadline for shareholder proposals required by InterCept’s Bylaws.

InterCept Chief Executive Officer, John W. Collins, stated “We are pleased that the Federal Court has eliminated the confusion created by JANA’s prior press releases stating that four directors would be up for election at our upcoming annual meeting.”

InterCept also announced that it has set Thursday, June 24, 2004 as the date for its 2004 annual meeting. The record date for the meeting is April 15, 2004. InterCept intends to make a preliminary filing with the SEC of proxy materials to be used to solicit votes for the election of the Board’s nominees at the meeting.

InterCept strongly advises all of its shareholders to read the proxy statement when it is available because it will contain important information. InterCept will send its proxy statement, along with its Annual Report, to all shareholders of record, and the proxy statement will also be available at no charge on the SEC’s web site at http://www.sec.gov. In addition, InterCept will provide copies of the proxy statement and Annual Report without charge upon request. Requests for copies should be directed to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: 888-750-5834.

InterCept’s participants in the anticipated proxy solicitation are InterCept and InterCept’s directors, who beneficially own the number of shares indicated as of April 15, the record date for the meeting:

	Shares	Vested	Shares
Name	Owned	Options	Beneficially Owned	%

John W. Collins (1)	1,259,568	1,084,369	2,343,937	11.0
G. Lynn Boggs	0	250,000	250,000	1.2
Mark Hawn	0	11,667	11,667	*
John D. Schneider, Jr	10,005	45,001	55,006	*
Glenn W. Sturm	372,390	89,748	462,138	2.3
James A. Verbrugge	0	11,667	11,667	*
Arthur G. Weiss	0	11,667	11,667	*

Unless otherwise indicated, each of the participants listed above has sole voting power and investment power over the shares beneficially owned. For purposes of this table, a person is deemed to have “beneficial ownership” as that term is defined in applicable SEC rules. The Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exercising options. The numbers shown in the Vested Options column include options that were vested as of April 15, 2004 and options that are scheduled to vest during the 60 days following April 15, 2004. On April 15, 2004, 20,287,895 shares of InterCept’s common stock and options to purchase 4,134,205 shares of common stock were outstanding. With respect to the shares owned by John W. Collins, InterCept’s Chief Executive Officer and Chairman of the Board of Directors, the shares owned include 100,000 shares owned by Progeny Management, L.L.L.P., the limited partner of which is a limited liability company whose sole member is Mr. Collins.

Because the individual participants are directors, additional information about them will be included in InterCept’s proxy statement.

About InterCept
InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

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